Exhibit 10.31

                             DEALER AGREEMENT

     American Soil Technologies, Inc., having its main office at 1224 Montague Street, Pacoima, CA 91331 (hereinafter called "ASTI."), hereby appoints and authorizes: Jerry Schuelke, an individual, with his principal place of business located at 1628, 331st Avenue, Boyd, Minnesota 56218 (hereinafter called "Dealer"), to act as a dealer to sell on a nonexclusive basis the products listed on SCHEDULE I hereto (the "Products"). Dealer hereby accepts this appointment and agrees to purchase and resell the Products under the terms and conditions set forth below.

     1. TERM.

     This Agreement shall be effective as of the date it is signed and accepted by ASTI and continue for a period of three (3) years unless terminated pursuant to the provisions set forth in Section 6. Sections 7(D) and (F) shall survive termination hereof.

     2. PRIMARY TRADE AREA.

     The Dealer's Primary Trade Area is southern and eastern Minnesota. Dealer acknowledges that it is a non-exclusive dealer of the Products in its primary trade area and an exclusive dealer as to the accounts established by the Dealer and made a part of SCHEDULE II.

     3. MINIMUM QUANTITY.

     Dealer will not be required to stock a minimum quantity of the Products for the first two years of this Agreement. ASTI shall ship the Products directly to Dealer's customers or to Dealer FOB ASTI's warehouse

     4. DIRECT PURCHASES.

     All purchases and return of Products from ASTI by Dealer shall be made pursuant to a written purchase order from Dealer and shall be governed by ASTI.'s price, delivery, payment and other terms then in effect. No inconsistent terms in any purchase order, acknowledgement or transmittal or confirming document shall be effective to alter the terms of this Agreement.

     5. SALES SUPPORT.

     Dealer shall support all sales of the Products in a commercially reasonable manner as is customary in the industry and appropriate for each sale, including
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but not limited to: maintaining a sales force, developing a marketing and sales plan with ASTI.'s account manager, and post-sales follow up with ASTI.'s account manager.

     ASTI shall be the technical advisor to the Dealer and installation directions received from ASTI for the Products shall be mandatory.

     6. TERM AND TERMINATION

     This Agreement may be terminated: (1) at any time by the mutual consent of the parties in writing, effective as provided therein; (2) upon thirty (30) days written notice by Dealer to ASTI without cause; or (3) with cause by either party at any time by giving the other party thirty (30) days notice, in writing, by registered or certified mail, of such termination. The Manufacturer shall fill all orders for Products placed for Dealer's specific customers prior to termination of this Agreement.

     (a) This Agreement shall expire three (3) years from the date of execution. This Agreement shall automatically renew under the same terms and conditions in additional three (3) year increments unless either party is in default of any material term of this Agreement. If a material default exists hereunder, the non-defaulting party shall give the defaulting party thirty (30) days written notice to cure the default or, if the default is not cured in such time, an additional amount of time to cure the default may be granted by the non defaulting party. If the defaulting party is unable to cure default within the time frame specified, this Agreement shall be terminated by the non-defaulting party.

     (b) ASTI warrants that it shall conduct the renewal of this Agreement in good faith. If, after the expiration of the three-year renewal period specified in 6(a) above without renewal, ASTI elects to appoint a new dealer for an exclusive customer of Dealer, ASTI shall provide a copy of such agreement to Dealer. Dealer shall have thirty (30) days to match the terms of such agreement. If Dealer agrees to the terms of such agreement, ASTI shall renew Dealer as the exclusive dealer for that customer.

     (c) The Parties acknowledge that upon the expiration of this Agreement, ASTI shall have no right to require Dealer to continue to act as a Dealer of Products, or of any of them, and Dealer shall have no right to require ASTI to continue to supply Products, or any of them, to Dealer. In the event of expiration or termination of this Agreement ASTI shall execute delivery on all orders placed with and accepted by it and Dealer shall accept shipment and make payment for any such orders, all in accordance with the provisions of this Agreement even though termination or expiration has been effected.

     This Agreement may be canceled by the non-offending party prior to the expiration of the contract term on any of the following grounds:

     (1) A trustee, receiver, or other similar custodian is appointed for all or any substantial part of the other party's property:

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     (2) When the aggregate of one party's property, exclusive of any property which it may have conveyed, transferred, concealed, removed or permitted to be concealed or removed, with intent to defraud, hinder, or delay its creditors, shall not at a fair valuation be sufficient in amount to pay its debts, or the party is unable, by its available assets or the honest use of credit, to pay its debts as they become due;

     (3) The other party files a petition, or an answer not denying jurisdiction, in bankruptcy or under Chapter 7 or 11 of the Federal Bankruptcy Code or any similar law, state or Federal, whether now or hereafter existing, or such a petition is filed against the other party and not vacated or stayed within fifteen (15) days;

     (4) The other party makes an assignment for the benefit of creditors;

     (5) An attachment, or any like process, is levied or filed against any substantial part of the other party's property, and is not discharged within fifteen (15) days;

     (6) A judgment is rendered against the other party and remains unsatisfied, unstayed or otherwise unsuperseded for sixty days (60) and is substantial in relation to other party's assets;

     (7) The other party ceases to have in effect a valid Federal, state or local license required for the carrying out of the provisions of this Agreement, whether through revocation, failure or renew, or suspension for more than thirty
(30) days;

     (8) A law is enacted making the sale of Products unlawful;

     (9) The other party engages in any act with respect to the Products which is in violation of any Federal or state law, regardless of whether such violation is prosecuted by any administrative of judicial body which violation results in a loss of the licenses necessary to distribute or supply the Products;

     (10) The other party does not comply with credit terms as agreed to between the parties.

     (11) An assignment pledge or any other security interest is created in all, or a substantial part of the other party's assets without the prior written consent of the non-assigning party;

     (12) A breach of any provision of this Agreement, other than those set forth in subparagraphs (1) through (11) above, if said breach remains uncorrected for thirty (30) days after written notice thereof.

     (13) Failure by the Dealer to meet the minimum sales required, if any.

     (14) The Dealer sells competitive products that are substantially the same as those supplied by ASTI without ASTI's written permission.

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     A cancellation pursuant to paragraphs 6 (1) through 6 (14) above shall take effect commencing with the thirtieth day after written notice is given to the party whose rights are to be canceled.

     7. GENERAL PROVISIONS.

          A. The provisions of this Agreement shall apply to all Products shipped to Dealer's customers or Dealer under any prior agreement with ASTI. as well as Products shipped to Dealer's customer on or after the date hereof.

          B. Any notice to be given hereunder shall be in writing and delivered personally, sent by fax, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the party concerned at the following address:

          If to ASTI.:

               American Soil Technologies, Inc.
               1224 Montague Street,
               Pacoima, CA 91331
               Attn:    Carl P. Ranno
               Telephone No.:   (818) 899 4686
               Telecopier No.:  (818) 899 4670

          If to Dealer:
               Jerry Schuelke,
               1628, 331st Avenue,
               Boyd, Minnesota 56218
               Telephone No.:  (320) 769 2609
               Telecopier No.:  (320) 769 2609

          Any party may change its address for purposes of this Agreement by notice given in compliance with this paragraph. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery if personally delivered, sent by fax or sent by reputable courier service; or on the tenth (10th) business day following the mailing thereof if sent by mail, postage prepaid.

          C. This Agreement shall be governed by and construed in accordance with the internal substantive laws and judicial decisions of the State of California without giving effect to its conflict of laws provisions.

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          D. Each party hereto consents to the exclusive jurisdiction of either the Superior Court of Los Angeles County, California or the United States District Court for the Middle District of California for purposes of any action brought under or as the result of a breach of this Agreement, and they each waive any objection thereto. The parties hereto each further consent and agree that the venue of any action brought under or as a result of a breach of this Agreement shall be proper in either of the above-named courts and they each waive any objection thereto.

          E. This Agreement shall be binding upon, and shall be for the benefit of, the parties and their respective successors and permitted assigns; provided, however, that Dealer may not assign this Agreement without ASTI.'s prior written consent. Failure of either party to enforce at any time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

          F. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and replaces all other understandings and agreements, whether oral or in writing, previously entered into by the parties with respect to such subject matter. This Agreement will not be amended or modified in any way except by an agreement in writing signed by duly authorized representatives of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement.

     Jerry Schuelke                            American Soil Technologies, Inc.


     By /s/ Jerry Schuelke                     By: /s/ Carl P. Ranno
       ------------------------------             ------------------------------
       Jerry Schuelke                             Carl P. Ranno
                                               Its President & CEO


     Date                                     Date March 26, 2005
         ----------------------------             ------------------------------

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                                SCHEDULE I
                                 PRODUCTS

Agriblend (R), Nutrimoist (R)L, Nutrimoist (R) H-2.5, Nutrimoist Crystals, Extend(TM) (a liquid PAM), Stockosorb (R) F, Stockosorb (R) C, Stockosorb (R) M, Stockosorb (R) S, , Stockopam, Canal Seal, Dust Contain, Baraclear(R), Anchor MP, Nutrimoist, Sircle Saver Sack, Hydromulch, Nutrimoist Turf Bio Blend 1 & 2 and other products to be added from time to time.

It is also understood that the product names may be changed from time to time with adequate notice to the Dealer.



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                                SCHEDULE II

Exclusive Customers to be added and made a part of this Schedule.


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